Exhibit 99.1

The First Bancorp Increases Quarterly Dividend 22 Cents per Share

DAMARISCOTTA, Maine - (BUSINESS WIRE) - June 17, 2015 - The Board of Directors of The First Bancorp (NASDAQ: FNLC) today declared a quarterly dividend of 22 cents per share. This second-quarter dividend is payable July 31, 2015, to shareholders of record as of July 6, 2015, and is up one cent from the 21 cents per share the Company paid in each of the past four quarters. Based on the June 16, 2015 closing price of $18.12 per share, the annualized dividend of 88 cents per share translates into a yield of 4.86%.
“The Company posted record annual earnings in 2014 and record quarterly earnings in the first quarter of this year,” noted the Company’s President & Chief Executive Officer, Tony C. McKim. “The Company’s Board of Directors felt it appropriate to share these strong earnings with our shareholders in the form of increased cash dividends. This is consistent with all of our key metrics moving in the right direction over the past two years. We recognize that our generous dividend payout is very important to our shareholders and it remains a key component in our total return and the valuation of our shares.”
The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 16 offices in Lincoln, Knox, Hancock, Penobscot and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from four offices in Lincoln, Penobscot and Hancock Counties.
Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
For more information, please contact F. Stephen Ward, the First Bancorp's Treasurer & Chief Financial Officer, at 207.563.3272.